WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES						Exhibit A-1
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2001
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Balance
	Corporation	Inc.	LLC	Debit	Credit	Sheet
ASSETS
Utility plant
In service
Electric	1,733.2	15.3	-	-	-	1,748.5
Gas	392.6	-	-	-	-	392.6
Property under capital lease	74.1	-	-	-	-	74.1
Total	2,199.9	15.3	-	-	-	2,215.2
Less-Accumulated depreciation	1,415.7	3.3	-	-	-	1,419.0
Net Plant	784.2	12.0	-	-	-	796.2
Nuclear decommissioning trusts	311.3	-	-	-	-	311.3
Construction work in progress	53.9	-	-	-	-	53.9
Nuclear fuel - net	24.9	-	-	-	-	24.9
Net utility plant	1,174.3	12.0	-	-	-	1,186.3

Current assets
Cash	9.8	0.1	-	-	-	9.9
Customer and other receivables, net of reserves	85.5	0.1	0.3	-	0.2	85.7
Accrued utility revenues	40.9	-	-	-	-	40.9
Fossil fuel, at average cost	15.1	-	-	-	-	15.1
Gas in storage, at average cost	33.6	-	-	-	-	33.6
Materials and supplies, at average cost	23.7	-	-	-	-	23.7
Assets from risk management	5.0	-	-	-	-	5.0
Prepayments and other	24.3	-	-	-	-	24.3
Total current assets	237.9	0.2	0.3	-	0.2	238.2

Regulatory assets	89.0	-	-	-	-	89.0
Net nonutility and nonregulated plant	1.0	-	-	-	-	1.0
Pension assets	84.3	-	-	-	-	84.3
Goodwill, net	35.4	-	-	-	-	35.4
Investments and other assets	81.9	-	56.2	0.3	41.7	96.7
Total assets	1,703.8	12.2	56.5	0.3	41.9	1,730.9

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity	460.2	0.5	52.7	53.2	-	460.2
Retained earnings	250.4	(0.8)	3.5	3.5	0.8	250.4
Preferred stock	51.2	-	-	-	-	51.2
Capital lease obligation	72.1	-	-	-	-	72.1
Long-term debt	330.4	13.1	-	-	-	343.5
Total capitalization	1,164.3	12.8	56.2	56.7	0.8	1,177.4

Current liabilities
Current portion of long term debt and capital lease obligation	50.9	-	-	-	-	50.9
Notes payable	10.0	-	-	-	-	10.0
Commercial paper	-	-	-	-	-	-
Accounts payable	72.9	-	0.3	0.2	-	73.0
Accrued interest and taxes	20.0	-	-	-	-	20.0
Other	15.6	-	-	-	-	15.6
Total current liabilities	169.4	-	0.3	0.2	-	169.5

Other long-term liabilities and deferred credits
Accumulated deferred income taxes	117.2	(0.6)	-	-	-	116.6
Accumulated deferred investment tax credits	19.6	-	-	-	-	19.6
Regulatory liabilities	70.7	-	-	-	-	70.7
Environmental remediation liability	43.4	-	-	-	-	43.4
Postretirement liabilities	53.6	-	-	-	-	53.6
Other long-term liabilities	65.6	-	-	-	14.5	80.1
Total long-term liabilities and deferred credits	370.1	(0.6)	-	-	14.5	384.0

Total capitalization and liabilities	1,703.8	12.2	56.5	56.9	15.3	1,730.9